Exhibit 99.1

GSE Solutions Appoints Damian DeLongchamp as
Chief Operating Officer

COLUMBIA, MD – May 13, 2024– GSE Solutions (“GSE Systems, Inc.” or “GSE”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that supports the future of clean-energy production and decarbonization initiatives of the power industry, today announced the appointment of Mr. Damian DeLongchamp as Chief Operating Officer (COO).

Mr. DeLongchamp has been with GSE for more than 7 years and most recently was the Vice President of GSE Programs and Performance group. He brings over 20 years of utility experience both domestically and abroad. His experience encompasses various roles in nuclear, fossil and green energy across a wide spectrum of managerial, operational, technical and engineering responsibilities. Mr. DeLongchamp specializes in regulatory codes and compliance and plant improvement processes.

“I am very pleased to announce the well-deserved appointment of Damian as GSE’s new COO,” said Ravi Khanna, President and CEO of GSE. “Damian has a deep understanding of the nuclear industry and has the respect and admiration of customers and employees. He is an acknowledged engineering and programs expert with keen business acumen and has been instrumental in securing key client relationships and contracts over his 7 years.  Damian’s experience and leadership will strengthen the management team and be a key asset to the company’s strategic plans in the future.”

“I am excited about the future of GSE and honored to be appointed COO alongside such a talented group of people,” said Damian DeLongchamp, Chief Operating Officer of GSE. “My main focus will be to identify and secure growth opportunities for GSE, aligning our efforts to nuclear industry spending.  We will focus on profitability, utilization and delivery efficiency to grow the engineering business. I look forward to working directly with Ravi to help move GSE forward.”

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ABOUT GSE SOLUTIONS
Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE’s advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com

Media Contact
Sunny DeMattio
GSE Solutions
Director of Marketing & Communications
sunny.demattio@gses.com
Direct: +1 410.970.7931

Investor Contact
Adam Lowensteiner
Vice President
Lytham Partners
gvp@lythampartners.com
Direct: +1 646.829.9702